Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

SailPoint Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$7,446,230,379.12	(1)(2)	0.0000927	$690,265.56	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$7,446,230,379.12
Total Fees Due for Filing				$690,265.56
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$690,265.56

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of SailPoint Technologies Holdings, Inc. (“SailPoint”) to which this transaction applies is estimated, as of May 16, 2022, to be 115,044,152, which consists of (A) 99,071,794 shares of SailPoint common stock (which includes 4,753,081 Company RSUs (as defined herein)), entitled to receive consideration of $65.25 per share upon the effectiveness of the transaction; (B) options to purchase 2,106,016 shares of SailPoint common stock entitled to receive the consideration of $36.57 per share (the difference between $65.25 and the weighted average exercise price of $28.68 per share) in connection with the transaction; and (C) 13,866,342 shares of SailPoint common stock issuable upon conversion of the Convertible Notes (as defined herein) entitled to receive consideration of $65.25 per share upon the effectiveness of the transaction.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May 16, 2022, based on the sum of (A) 99,071,794 shares of SailPoint common stock (which includes 4,753,081 Company RSUs (as defined herein)) multiplied by $65.25 per share; (B) options to purchase 2,106,016 shares of SailPoint common stock multiplied by $36.57 (the difference between $65.25 and the weighted average exercise price of $28.68 per share); and (C) 13,866,342 shares of SailPoint common stock issuable upon conversion of the Convertible Notes (as defined herein) multiplied by $65.25 per share.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.